EXHIBIT 10.46

NONCOMPETITION AGREEMENT

        THIS NONCOMPETITION AGREEMENT (this “Agreement”), is made and entered into as of this 30th day of April, 2007, by and between ProxyMed, Inc. d/b/a MedAvant Healthcare Solutions, a corporation duly organized and validly existing under the laws of the State of Florida (“Seller”), and SureScripts, LLC, a limited liability company duly organized and validly existing under the laws of the Commonwealth of Virginia (“Buyer”).

        WHEREAS, Seller and Buyer have entered into that certain Purchase Agreement, dated as of April 30, 2007 (the “Purchase Agreement”) whereby Buyer has agreed to purchase the Pharmacy Processing Business of Seller, all as set forth in such Purchase Agreement;

        WHEREAS, as a material part of the benefit of the bargain and as an inducement to Buyer, without which Buyer would not enter into the Purchase Agreement, Seller has promised and agreed to abide by the covenants and promises set forth in this Agreement; and

        WHEREAS, Buyer would not enter into the Purchase Agreement or pay to Seller any of the proposed purchase price pursuant to the Purchase Agreement without Seller agreeing to abide by the restrictions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the foregoing, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto promise and agree as follows:

        1. Incorporation of Recitals; Definitions; Acknowledgments.

        (a) The foregoing recitals are restated and incorporated herein by reference and made a part hereof. All capitalized terms used herein but not otherwise defined herein shall have the meaning ascribed to them in the Purchase Agreement.

        (b) Seller acknowledges that: (i) the Restricted Activity (as defined below) is intensely competitive; (ii) Seller has knowledge of Seller Confidential Information (defined below) associated with the sale of the Pharmacy Processing Business; (iii) the disclosure by Seller of any such Seller Confidential Information to competitors of Buyer may place Buyer at a competitive disadvantage and may do damage, monetary or otherwise, to Buyer; (iv) the engagement by Seller, or by any party at any time during the Restricted Period controlling, controlled by, or under common control with Seller (each a “Seller Party”) in any of the activities prohibited by Sections 2 or 7 hereof would constitute a breach of this Agreement and may constitute improper appropriation and/or use of such Seller Confidential Information; (v) Seller has been advised by counsel in connection with its entering into this Agreement; and (vi) the noncompetition and other restrictive covenants and agreements set forth in this Agreement are reasonable.

        (c) As used herein, “Seller Confidential Information” shall mean non-public information of Seller owned and/or known by Seller related to the Pharmacy Processing Business being purchased by Buyer pursuant to the Purchase Agreement. “Seller Confidential Information” shall not include any information (i) that is generally known or becomes known to the public other than as a result of disclosure by Seller in breach of this Agreement; (ii) was or becomes available to others on a non-confidential basis from a source other than Seller; or (iii) is disclosed with the prior written approval of Buyer.

        2. Noncompetition and Nonsolicitation. Except as otherwise specifically permitted in this Agreement and the Purchase Agreement, from the date hereof until April 30, 2012 (the “Restricted Period”), Seller and each and every Seller Party shall not, directly or indirectly, in the United States or any territory of the United States:

        (a) (i) own, (ii) operate, (iii) manage, (iv) lease, (v) control, and/or (vi) render services (including consulting services) (the restriction related to services shall be limited to services related to Electronic Prescribing Transactions) to, be an investor in, or be a lender to, any person, entity, or business that owns, operates, manages, leases, or controls:

                an electronic network that establishes, facilitates, and/or maintains connectivity between and among providers, pharmacies, and/or pharmacy benefit management companies for the purpose of processing, routing, delivering, and/or exchanging Electronic Prescribing Transactions (as defined below) (all of subsection (a) to be referred to herein as the “Restricted Activity”);

        (b) intentionally interfere with, disrupt, or attempt to disrupt any current contractual relationship between Buyer and any customer, supplier, or employee of Buyer; or

        (c) employ, hire, or solicit for employment, or attempt to employ, hire, or solicit for employment, any person employed by Buyer as of the date hereof or during the Restricted Period, or induce or attempt to induce, directly or indirectly, any person employed by Buyer as of the date hereof or during the Restricted Period, to terminate his or her employment with Buyer.

        For purposes of this Agreement, Electronic Prescribing Transactions is defined as electronic prescribing messages (including, but not limited to, new prescriptions, refill requests, refill responses, stop orders), formulary and/or eligibility messages related to prescription claims, and patient identifiable medication history as derived from electronic prescribing messages, formulary and/or eligibility messages, and/or the dispensed history data bases of pharmacies, whether through true electronic data interchange or facsimile.

        3. Exceptions. Notwithstanding the foregoing set forth in Section 2, nothing set forth in this Agreement shall prohibit any of the following:

        (a) Seller’s ownership of a passive investment of no more than five percent (5%) in any publicly traded entity that engages in the Restricted Activity; provided, that Seller may own more than five percent (5%) of such company in the event it obtains such interest as a result of a Change of Control (as defined below) pursuant to an arm's length transaction negotiated in good faith not for the purpose of circumventing the intent of this Agreement as it applies to Seller.

        (b) Seller’s engagement in general employment solicitation activities to the public at large, including posting or advertising for positions and interviewing and hiring any employee of Buyer that apply for positions as a result of such general postings and advertising.

        (c) Seller hiring any employee of Buyer who (i) resigns voluntarily or (ii) is terminated by Buyer.

        (d) Seller selling its proprietary technology applications to one or more third parties and providing routine maintenance, upgrades, and/or enhancements to such technology applications (so long as such maintenance, upgrades, and/or enhancements are of general applicability, and do not specifically relate or apply to Electronic Prescribing Transactions only).

        4. Extension of Term. In the event a court of competent jurisdiction determines that Seller or any Seller Party has breached any covenant set forth in Section 2, as limited by Section 3, the term of the covenant set forth in Section 2 so breached will be extended as to Seller and each and every Seller Party by the period of the duration of such breach with respect to Seller and each Seller Party.

        5. Enforcement/Remedies. Seller acknowledges and agrees that the geographic area, time periods, subject matter, and all other aspects of the restrictions set forth in Sections 2 and 7 of this Agreement are reasonable and are appropriate for the protection of Buyer’s legitimate property and business interest. In the event that Seller or any Seller Party breaches any such restrictions, Buyer may suffer immediate and irreparable harm and injury for which there may not be an adequate remedy at law, and Buyer will be entitled, in addition to any other remedies or damages available them for such breach, to seek and obtain temporary, preliminary, and permanent injunctive relief, consistent with, and enforcing the terms of, this Agreement, without posting any bond with respect thereto.

        6. Indemnification. In the event that Seller or any Seller Party breaches any provision of Section 2 or Section 7, Seller shall indemnify and hold harmless Buyer and their respective officers, directors, shareholders, members, and employees for, from and against any and all liabilities, losses, damages, claims, causes of action, costs and expenses (including reasonable attorneys’ fees) incurred by Buyer or Buyer as a result of such breach.

        7. Confidentiality Agreement. During the Restricted Period, Seller and each Seller Party will treat and hold as confidential all of the Seller Confidential Information, and not use it for any purpose. In the event that during the Restricted Period Seller or any Seller Party is called upon to reveal Seller Confidential Information in order to comply with the requirements of law or the lawful orders or process of a court or governmental agency, it shall so notify Buyer in writing upon becoming aware of such request for compliance and, in any event, not less than five (5) days prior to the date for compliance and prior to disclosing of such information. In the event Buyer seeks relief, by way of a protective order or otherwise, Seller or the applicable Seller Party shall cooperate in good faith, but at the sole expense of Buyer, with respect to such effort to obtain relief. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller or the applicable Seller Party is, on the advice of counsel, compelled to disclose any Seller Confidential Information during the Restricted Period to any tribunal or else stand liable for contempt, Seller or the applicable Seller Party may disclose the Seller Confidential Information to the tribunal; provided, however, that the disclosing party shall use its reasonable efforts to obtain, at the reasonable request, and the sole expense, of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Seller Confidential Information required to be disclosed as Buyer shall designate. This Section shall not apply to any disclosure necessary in connection with a potential acquisition of any of the equity interests issued by or any substantial portion of the assets of a party (including any acquisition structured as a merger, consolidation, or share exchange) hereto, provided, however, that the person receiving such information is bound by confidentiality restrictions no less restrictive than those set forth herein.

        8. Severability. If any one or more of the provisions of this Agreement is ruled to be wholly or partly invalid or unenforceable by a court or other government body of competent jurisdiction then: (a) the validity and enforceability of all provisions of this Agreement not ruled to be invalid or unenforceable shall be unaffected; (b) the effect of the ruling shall be limited to the jurisdiction of the court or other government body making the ruling; (c) the provision(s) held wholly or partly invalid or unenforceable shall be deemed amended, and the court or other government body is authorized to amend and to reform the provision(s) to the minimum extent necessary to render it valid and enforceable in conformity with the parties’ intent as manifested in this Agreement and a provision having a similar economic effect shall be substituted; and (d) if the ruling and/or the controlling principle of law or equity leading to the ruling is subsequently overruled, modified, or amended by legislative, judicial, or administrative action, then the provision(s) in question as originally set forth in this Agreement shall be deemed valid and enforceable to the maximum extent permitted by the new controlling principle of law or equity.

        9. Waiver. Neither any course of dealing between or among the parties hereto nor any delay, failure, or omission by any party hereto to exercise any right under this Agreement shall operate or be deemed to operate as a waiver of any such right. No party shall be deemed to have waived any right hereunder unless such waiver is in writing duly executed by such party. Any waiver or consent given by a party hereunder on any one occasion or with respect to any particular circumstance shall be effective only with respect to such occasion or such circumstance and shall not be construed as a bar to or waiver of such right on any other occasion or with respect to any other circumstance.

        10. Construction. This Agreement shall not be construed more strictly against any party hereto merely by virtue of the fact that the Agreement may have been drafted or prepared by such party or its counsel, it being recognized that the parties hereto have contributed substantially and materially to its preparation and that this Agreement has been the subject of and is the product of negotiations between the parties.

        11. Headings. The headings, captions, and titles appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe, or describe the scope or intent of the Agreement or any paragraph or provision therein.

        12. Cumulative Remedies. Any right, power, or remedy provided under this Agreement to a party hereto shall be cumulative and in addition to any other right, power, or remedy provided under this Agreement now or hereafter existing at law or in equity, and may be exercised singularly or concurrently.

        13. Binding Agreement. This Agreement shall be binding on and shall inure to the benefit of the parties hereto, and their respective officers, employees and agents.

        14, Change of Control. A “Change of Control” is defined as any transaction whereby, any person or entity acquires all or substantially all of the assets or equity interests of either party (including any acquisition structured as a merger, consolidation, or share exchange). If there is a Change of Control of Seller, pursuant to an arm’s length transaction negotiated in good faith not for the purpose of circumventing the intent of this Agreement as it applies to Seller, then Seller’s successor-in-interest shall not be subject to the terms of Section 2 of this Agreement; provided, however, that the confidentiality provisions of Section 6 and all other applicable provisions of this Agreement shall survive such Change of Control and shall be binding upon Seller’s successor-in-interest.

        15. Applicable Law. The construction, interpretation, and enforcement of this Agreement shall at all times and in all respects be governed by the laws of the Commonwealth of Virginia, without reference to Virginia’s choice of law or conflict of law provisions.

        16. Authority. The parties hereto respectively represent and warrant that the person signing this Agreement on their behalf has the requisite authority to do so and to make the promises and to undertake the obligations set forth herein on behalf of the persons and entities indicated and to legally bind those persons to the terms and provisions of this Agreement.

        17. Counterparts. This Agreement may be executed in any number of counterparts by each of the undersigned, and each counterpart shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

        18. Assignment. If Buyer enters into a transaction constituting a Change of Control, then Buyer shall be entitled to assign its respective rights pursuant to this Agreement to its successor-in-interest.

        19. Attorney’s Fees. In the event of any litigated dispute between the parties with respect to this Agreement, each party shall bear it’s own costs, attorney’s fees and expenses.

        20. Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and no representations, promises, or agreement, oral or written, relating hereto not herein contained shall be of any force or effect. No change or modification of this Agreement shall be valid or binding upon the parties unless and until the same is in writing and signed by the party against whom enforcement of such change or modification is sought.

[Signature page follows]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first set forth above.

SURESCRIPTS, LLC

By:	/s/ Kevin Hutchinson

Signature

Kevin Hutchinson

Print Name

Its:	President & CEO

Title

PROXYMED, INC., D/B/A
MEDAVANT HEALTHCARE SOLUTIONS

By:	/s/ Peter Fleming

Signature

Peter Fleming

Print Name

Its:	General Counsel

Title